Filed pursuant to
                                                               Rule 424(b)(3)
                                                               Registration
                                                               Nos. 33-58449 and
                                                               333-29009






                              265,635 COMMON SHARES

                             UNIFORCE SERVICES, INC.
                     Common Stock (par value $.01 per share)


         This Prospectus relates to the reoffer and resale of shares (the "Shares") of the Common Stock, $.01 par value (the "Common Stock"), of Uniforce Services, Inc. (the "Company") underlying options which have been granted to "affiliates" (the "Future Selling Shareholders") of the Company as defined in Rule 405 of the Securities Act of 1933, as amended (the "Securities Act") under
(i) the Company's 1991 Stock Option Plan (the "1991 Plan"), (ii) the Company's Directors' Stock Option Plan (the "Directors' Plan" and together with the 1991 Plan, the "Plans") and (iii) stock option agreements, dated February 21, 1996, by and between the Company and each of Harry V. Maccarrone and Rosemary Maniscalco (the "Option Agreements"). If and when further options are granted to affiliates of the Company under the Plans, the Company intends to distribute a Prospectus Supplement as required by Rule 424(b) of the Securities Act. Such Prospectus Supplement will specify the names of the Future Selling Shareholders and the amount of Shares to be reoffered and resold.

         The offer and sale of the Shares to the Future Selling Shareholders were previously registered under the Securities Act. The Shares are being reoffered and resold for the account of the Future Selling Shareholders and the Future Selling Shareholders and the Company will not receive any of the proceeds from the resale of the Shares.

         The Future Selling Shareholders have advised the Company that the resale of their Shares may be effected from time to time in one or more transactions on the American Stock Exchange (the "AMEX"), in negotiated transactions or otherwise at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution." The Company will bear all expenses in connection with the preparation of this Prospectus.

         The Common Stock of the Company is traded on the AMEX under the symbol "UFR." On August 4, 1997, the last sale price for the Common Stock on the AMEX was $22.75.

             THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
              BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is August 5, 1997.

                              AVAILABLE INFORMATION

         The  Company  is  subject  to  the  informational  requirements  of the
Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; Northwestern Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. The Common Stock is listed on the AMEX and such reports and other information may also be inspected at the offices of the AMEX, 86 Trinity Place, New York, New York 10006.

                                TABLE OF CONTENTS



AVAILABLE INFORMATION..................................................... 2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE........................... 3

GENERAL INFORMATION....................................................... 4

USE OF PROCEEDS........................................................... 4

FUTURE SELLING SHAREHOLDERS............................................... 4

PLAN OF DISTRIBUTION...................................................... 5

LEGAL MATTERS............................................................. 5

EXPERTS................................................................... 5

ADDITIONAL INFORMATION.................................................... 5

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


         The Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 are incorporated by reference in this Prospectus and shall be deemed to be a part hereof. All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of this offering, are deemed to be incorporated by reference in this Prospectus and shall be deemed to be a part hereof from the date of filing of such documents.

         The Company's  Application  for  Registration of its Common Stock under
Section 12(b) of the Exchange Act filed on June 25, 1997 is incorporated by reference in this Prospectus and shall be deemed to be a part hereof.

         The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to Uniforce Services, Inc. at 415 Crossways Park Drive, Woodbury, New York 11797, Attention: Diane J. Geller, Secretary. Oral requests should be directed to such officer (telephone number (516) 437-3300).

                                ----------------

         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Future Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation is unlawful. The delivery of this Prospectus at any time does not imply that information contained herein is correct as of any time subsequent to its date.

                               GENERAL INFORMATION

                  The Company is a niche supplemental staffing company focused in the areas of Information Services, technology, office automation, medical office support and light industrial. It provides supplemental staffing services to businesses, educational institutions, professional and service organizations, healthcare facilities, federal, state and local governmental agencies and others in the United States. In addition, the Company supplies payroll, billing and/or financial support services to independently owned and operated supplemental staffing firms, provides supplemental laboratory staffing support to the scientific community and provides confidential consulting and payrolling services, permitting clients to utilize former 1099 independent contractors and consultants.

                  The Company assists clients in meeting peak workloads, handling special projects, overcoming personnel shortages and solving staffing emergencies by supplying them with a supplemental work force. Supplemental staffing assignments range in duration from days and weeks to many months. Planned use of supplemental staffing affords economies and flexibility to clients by permitting the hiring of only such permanent employees as are required for the basic day-to-day workload. As clients pay only for actual hours worked by supplemental staff, the cost of such personnel is directly related to production and work flow. Use of services provided by the Company on a routine basis also eliminates or reduces clients' recordkeeping, payroll tax, insurance, benefits, hiring, training and turnover costs.

         The Company's principal executive offices are located at 415 Crossways Park Drive, Woodbury, New York 11797. The Company's telephone number at such location is (516) 437-3300.

         The Shares offered hereby were or will be purchased by the Future Selling Shareholders upon exercise of options granted to them and will be sold for the account of the Future Selling Shareholders.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the reoffer and resale of the Shares by the Future Selling Shareholders.

                           FUTURE SELLING SHAREHOLDERS

         This Prospectus relates to the reoffer and resale of Shares issued or that may be issued to the Future Selling Shareholders upon the exercise of outstanding stock options under the Plans and Option Agreements.

         The following table sets forth (i) the number of shares of Common Stock owned by each Future Selling Shareholder at July 1, 1997, (ii) the number of Shares to be offered for resale by each Future Selling Shareholder and (iii) the number and percentage of shares of Common Stock to be held by each Future Selling Shareholder after completion of the offering.


                                                                                                    Number of shares of
                                                                                                       Common Stock/
                                                 Number of shares of            Number of          Percentage of Class to
                                                     Common Stock             Shares to be             be Owned After
                                                Beneficially Owned at          Offered for           Completion of the
                   Name                              July 1, 1997(1)             Resale                   Offering
----------------------------------------      ------------------------      -----------------     ------------------------

John Fanning...............................          1,854,180(2)                 61,000(3)           1,823,930/59.8%

Harry V. Maccarrone........................             42,752(4)                 39,184(5)               18,684/*

Rosemary Maniscalco........................             72,451(6)                   137,901                  0



Diane Geller...............................                     0                     3,550                 0/0

John Brinckerhoff..........................              7,108(7)                     8,000                108/*

Joseph Driscoll............................              8,000(7)                     8,000               1,000/*

Gordon Robinett............................              9,000(7)                     8,000               2,000/*


-----------------
*        Less than 1%.

(1) Includes the shares of Common Stock subject to options (exercisable within 60 days after July 1, 1997) held by each of the named individuals for purposes of calculating the respective percentages of Common Stock owned by such individuals or by the directors and executive officers as a group.

(2) Includes 45,250 shares of Common Stock deemed to be beneficially owned by Mr. Fanning by reason of his right to acquire such shares within 60 days after July 1, 1997.

(3) Does not include 15,000 shares of Common Stock issuable upon exercise of options granted pursuant to the Company's 1985 Stock Option Plan (the "1985 Plan").

(4) Includes 41,693 shares of Common Stock deemed to be beneficially owned by Mr. Maccarrone by reason of his right to acquire such shares within 60 days after July 1, 1997.

(5) Does not include 17,625 shares of Common Stock issuable upon exercise of options granted pursuant to the 1985 Plan.

(6) Includes 72,451 shares of Common Stock deemed to be beneficially owned by Ms. Maniscalco by reason of her right to acquire such shares within 60 days after July 1, 1997.

(7) Includes 7,000 shares of Common Stock deemed to be beneficially owned by each of these individuals by reason of their right to acquire such shares within 60 days after July 1, 1997.



                              PLAN OF DISTRIBUTION

         It is anticipated that all of the Shares will be offered by the Future Selling Shareholders from time to time in the open market, either directly or through brokers or agents, or in privately negotiated transactions. The Future Selling Shareholders have advised the Company that they are not parties to any agreement, arrangement or understanding as to such sales.

                                  LEGAL MATTERS

         Certain legal matters in connection with the issuance of the Shares offered hereby have been passed upon for the Company by Messrs. Olshan Grundman Frome & Rosenzweig LLP, 505 Park Avenue, New York, New York 10022.

                                     EXPERTS

         The consolidated financial statements of Uniforce Services, Inc. and its subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 under the Securities Act with respect to the Shares offered hereby. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.



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